On January 13, 2010, the Board approved an
Agreement and Plan of Reorganization (the "Plan") which provided the transfer of all the assets of the MTB Managed
Allocation Fund-Aggressive Growth, MTB Managed
Allocation Fund-Moderate Growth and MTB Managed
Allocation Fund-Conservative Growth, (the "Target Funds") for shares of the MTB Strategic Allocation Fund ("Acquiring Fund"). Shareholders approved the Plan at a meeting on May 27, 2010 and the reorganization took place on June 11, 2010. The acquisition was accomplished by a tax-free exchange of shares on June 11, 2010.

The purpose of this transaction was to combine the four Funds with the same Investment Manager and with substantially similar investment objectives, policies, and restrictions. Due to the small size of the Target Funds, and the comparatively better prospects for asset growth of the Acquiring Fund, it was believed that the shareholders best interests would be served by reorganizing the Target Funds into the Acquiring Fund.

For financial reporting purposes, the MTB Managed Allocation
Fund-Moderate Growth was deemed to be the accounting survivor.

As such, the following information is presented as if the MTB
Managed Allocation-Moderate Growth Fund acquired the
MTB Managed Allocation-Conservative Growth Fund, the
MTB Managed Allocation-Aggressive Growth Fund, and the
MTB Strategic Allocation Fund:

MTB Managed Allocation Fund-Aggressive Growth
Shares Prior to Reorganization:
Class A Shares 1,541,966
Class B Shares 830,491
Shares Issued by Surviving Fund:
Class A Shares 1,286,370
Class B Shares  685,267

Appreciation/(Depreciation) Prior to Reorganization $ 114,689
Net Assets Prior to Reorganization $15,743,533

MTB Managed Allocation Fund-Conservative Growth
Shares Prior to Reorganization:
Class A Shares 440,110
Class B Shares 199,543
Shares Issued by Surviving Fund:
Class A Shares 471,856
Class B Shares 220,494

Appreciation/(Depreciation) Prior to Reorganization $ 515,056
Net Assets Prior to Reorganization $ 5,533,849

MTB Strategic Allocation Fund
Shares Prior to Reorganization:
Class A Shares 1,113,579
Class B Shares 103,099
Class I Shares 148,233
Shares Issued by Surviving Fund:
Class A Shares 1,813,562
Class B Shares 175,331
Class I Shares 242,199

Appreciation/(Depreciation) Prior to Reorganization $ (359,578)
Net Assets Prior to Reorganization  $ 17,977,043

Prior to the acquisition the MTB Managed Allocation-
Moderate Growth Fund had net assets of $31,482,373. After the acquisition, the MTB Managed Allocation-Moderate
Growth Fund had net assets of $70,736,798.

Assuming the acquisition had been completed on May 1, 2010, the MTB Strategic Allocation Fund results of operations for the year ended April 30, 2011 were as follows:
Net investment income 674,489(a)
Net realized and unrealized gain on investments 12,188,479(b)

(a) 658,161 Statement of Operations MTB Strategic Allocation Fund
Net Investment Income, pre-merger:
(17,378) MTB Managed Allocation Fund-Aggressive Growth
5,457 MTB Managed Allocation Fund-Conservative Growth
28,249 MTB Strategic Allocation Fund

(b) 11,797,779 Statement of Operations MTB Strategic Allocation Fund Realized and Unrealized Gain on Investments, pre-merger:
(115,357) MTB Managed Allocation Fund-Aggressive Growth
517,277 MTB Managed Allocation Fund-Conservative Growth
(11,220) MTB Strategic Allocation Fund

Because the combined Funds have been managed as a single integrated fund since the acquisition was completed, it is not practicable to separate the amounts of revenues and earnings of MTB Managed Allocation Fund-Aggressive Growth, MTB
Managed Allocation Fund-Conservative Growth, and MTB
Managed Allocation Fund-Moderate Growth, that have been included in Strategic Allocation's Statement of Operations.